Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated April 7, 2016, with respect to the consolidated financial statements of EZchip Semiconductor Ltd. for the year ended December 31, 2015, included in the Current Report on Form 8-K\A of Mellanox Technologies, Ltd. dated April 29, 2016.
/s/Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global
Tel-Aviv, Israel
April 29, 2016